Exhibit 10.1

FIFTH MODIFICATION AGREEMENT

(Secured Loan)

THIS FIFTH MODIFICATION AGREEMENT ("Agreement") is entered into as of April 25, 2014, by and among MAUI LAND & PINEAPPLE COMPANY, INC., a corporation formed under the laws of the State of Hawaii (“Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as sole Lender signatory to the Loan Agreement (as defined below) (“Lender”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as Administrative Agent under the Loan Agreement (in such capacity, the “Administrative Agent”).

RECITALS

A.

Pursuant to the terms of that certain Amended and Restated Credit Agreement by and between Administrative Agent, Borrower and Lender dated October 9, 2009, as further amended and modified as follows: First Modification Agreement dated as of September 17, 2010, Second Modification Agreement and Waiver dated as of December 22, 2010, Third Modification Agreement dated as of February 23, 2011, and Fourth Modification Agreement dated as of August 1, 2011 (collectively, and as the same may be amended, modified, supplemented or replaced from time to time, "Loan Agreement"), Lender made certain credit accommodations to Borrower in the original maximum principal amount of Fifty Million and No/100ths Dollars ($50,000,000.00) (as the commitment under such credit accommodations has been reduced from time to time, the "Loan"). The Loan is evidenced by that certain Revolving Note dated as of February 23, 2011, executed by Borrower payable to the order of Lender, in the principal amount of the Loan (as the same may be amended, modified, supplemented or replaced from time to time, "Note") and is further evidenced and secured by certain other documents described in the Loan Agreement as Loan Documents.

B.

The Note and the Loan Agreement are secured by, among other things, the Fee and Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture, dated as of November 13, 2007, and recorded on November 15, 2007, as Document No. 2007-199589 in the Bureau of Conveyances of the State of Hawaii, executed by the Borrower and Kapalua Land Company, Ltd., a Hawaii corporation (“Leasehold Mortgagor”) in favor of the Administrative Agent for its benefit and the benefit of the Lenders, the Issuing Bank and each Specified Derivatives Provider in form and substance satisfactory to the Administrative Agent, as further amended and modified as follows: Memorandum of Second Modification Agreement Amending Mortgage, dated as of March 10, 2009 and recorded March 13, 2009 as Document No. 2009-038132 in the Bureau of Conveyances of the State of Hawaii, Memorandum of Third Modification Agreement Amending Mortgage, dated as of March 27, 2009 and recorded March 27, 2009 as Document No. 2009-046242 in the Bureau of Conveyances of the State of Hawaii, Memorandum of Amended and Restated Credit Agreement Amending Mortgage, dated as of October 9, 2009 and recorded October 14, 2009 as Document No. 2009-157331 in the State of Hawaii Bureau of Conveyances, Memorandum of First Modification of Restated Credit Agreement Amending Mortgage, dated September 17, 2010 and recorded on September 30, 2010, as Document No. 2010-145868 in the State of Hawaii Bureau of Conveyances, an Additional Security Mortgage dated as of December 22, 2010 and recorded as Document No. 2010-203578 in the State of Hawaii Bureau of Conveyances, Memorandum of Third Modification of Restated Credit Agreement Amending Mortgage dated as of February 23, 2011 and recorded on March 8, 2011 as Document No. 2011-039409 in the State of Hawaii Bureau of Conveyances (collectively, and as the same may be amended, modified, supplemented or replaced from time to time, "Security Instrument") encumbering real property described more particularly therein.

C.	The real property which is the subject of the Security Instrument is referred to hereinafter as the "Property".

D.

The Note, Loan Agreement, Security Instrument, this Agreement, the other documents described in the Loan Agreement as Loan Documents, together with all modifications, extensions, renewals and amendments thereto and any document required hereunder, are collectively referred to hereinafter as the "Loan Documents".

E.

As of the date hereof, the total outstanding principal balance under the Loan is Thirty Million Six Hundred Thousand and No/100ths Dollars ($30,600,000.00), and the Lender’s maximum commitment under the Loan Agreement is Thirty-Two Million Seven Hundred Twelve Thousand and No/100ths Dollars ($32,712,000.00).

F.

By this Agreement, Borrower, Administrative Agent and Lender intend to modify and/or amend certain terms and provisions of the Loan Documents as of the Fifth Modification Effective Date, hereinafter defined.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower, Administrative Agent and Lender agree, subject to the terms and conditions of this Agreement, as follows:

1.	CONDITIONS PRECEDENT. Administrative Agent’s and Lender's obligations under this Agreement are subject to the satisfaction of each and every one of the following conditions precedent:

1.1

There shall exist no Default or Event of Default, as defined in any of the Loan Documents or Other Related Documents, or event, omission or failure of any condition which would constitute a Default after notice or lapse of time, or both.

1.2

Receipt and approval by Administrative Agent of an executed original of this Agreement and any and all other documents, instruments, policies and forms of evidence or other materials which are required pursuant to this Agreement or any of the other Loan Documents or as otherwise required by Administrative Agent, each in form and content acceptable to Lender.

1.3

There shall have occurred no material adverse change, as determined by Administrative Agent in its sole discretion, in the financial condition of Borrower from that which existed as of the August 1, 2011.

1.4

Reimbursement to Lender by Borrower of Lender's costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether such services are furnished by Lender's employees or agents or by independent contractors, including, without limitation, appraisal fees of $43,400.00 and reasonable attorneys' fees, documentation costs and charges.

1.5	The representations and warranties contained in this Agreement are true and correct.

1.6	All payments due and owing to Lender and Administrative Agent under the Loan Documents have been paid current as of the Fifth Modification Effective Date of this Agreement.

1.7

Evidence that all taxes or other claims which may become a lien on the Property have been duly filed, paid and/or discharged, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained.

1.8	As of the date hereof, Borrower is in compliance with all terms, covenants and conditions of the Loan Agreement, including, without limitation, all financial and reporting covenants and requirements.

1.9	Evidence that MAUI LAND & PINEAPPLE COMPANY, INC. is in good standing in its state of formation and states where it conducts business.

1.10

Borrower has delivered to Lender a modification fee in the amount of one-half percent (0.50%) of the total commitment amount of the Loan (whether disbursed or undisbursed), as determined on the Maturity Date.

2.

REPRESENTATIONS AND WARRANTIES. As a material inducement to Administrative Agent’s and Lender's entry into this Agreement, Borrower represents and warrants to Administrative Agent and Lender as of the Fifth Modification Effective Date and continuing thereafter that:

2.1

FORMATION AND ORGANIZATIONAL DOCUMENTS. Borrower has previously delivered to Administrative Agent all of the relevant formation and organizational documents of Borrower, of the partners, members or joint venturers of Borrower (if any), and all guarantors of the Loan (if any) and all such formation documents remain in full force and effect and have not been amended or modified since they were delivered to Administrative Agent. Borrower hereby certifies that: (i) the above documents are all of the relevant formation and organizational documents of Borrower; (ii) they remain in full force and effect; and (iii) they have not been amended or modified since they were previously delivered to Administrative Agent.

2.2

FULL FORCE AND EFFECT. The Note and other Loan Documents, as amended hereby, are in full force and effect without any defense, counterclaim, right or claim of set-off; all necessary action to authorize the execution and delivery of this Agreement has been taken; and this Agreement is a modification of an existing obligation and is not a novation.

2.3

NO DEFAULT. No Default (as defined in the any of the Loan Documents or any of the Other Related Documents), breach or failure of condition has occurred, or would exist with notice or the lapse of time or both, under the Security Instrument, any of the Loan Documents (as modified by this Agreement) or any of the Other Related Documents and that all representations and warranties herein and in the other Loan Documents are true and correct, and shall survive execution of this Agreement.

2.4

TITLE TO THE PROPERTY. Since the recordation date of the Security Instrument (stated above), Borrower has not further encumbered the Property, including, without limitation, by entering into any deed of trust, deed to secure debt or mortgage, ground lease, and/or any option to purchase or right of first refusal with respect to the Property.

2.5

INTERVENING LIENS. The lien of the Security Instrument is a first lien on the property described therein and covered thereby and that this Agreement will not cause intervening liens to become prior to the lien of the Security Instrument. If any intervening lien exists or hereafter arises, Borrower shall cause the same to be released or subordinated to the lien of the Security Instrument, without limiting any other right or remedy available to Administrative Agent or Lender. Borrower has no legal or equitable claim against any mortgagor, trustor or grantor named in the Security Instrument which would be prior to the lien of the Security Instrument, or which would entitle Borrower to a judgment entitling Borrower to an equitable lien on all or any portion of that property prior in lien to the Security Instrument.

3.

FIFTH MODIFICATION EFFECTIVE DATE. The date of this Agreement is for reference purposes only. The effective date of the obligations of Borrower and Lender under this Agreement shall be the later of (x) the date all of the conditions precedent defined above have been met to Lender's satisfaction and (y) May 1, 2014 ("Fifth Modification Effective Date").

4.

MODIFICATION OF LOAN DOCUMENTS. The Loan Documents are hereby supplemented and modified to incorporate the following, which shall supersede and prevail over any conflicting provisions of the Loan Documents:

4.1	MODIFICATION OF DEFINITIONS.

(a)	Effective as of May 1, 2014, the Loan Agreement is hereby amended by deleting the definition of “Applicable Margin” therefrom and by inserting the following definition in lieu thereof:

““Applicable Margin’ means 3.65%.”

(b)	Effective as of May 1, 2014, the Loan Agreement is hereby amended by deleting the definition of “LIBOR” therefrom and by inserting the following definition in lieu thereof:

““LIBOR’ means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Day prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Any change in the maximum rate or reserves described in the preceding clause (ii) shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.”

4.2	EXTENSION OF MATURITY DATE. The Maturity Date of the Loan as set forth in the Note, the Loan Agreement and any other Loan Document or Other Related Document is hereby extended to August 1, 2016.

4.3	LIQUIDITY COVENANT. Section 9.1(a) of the Loan Agreement is amended to read as follows:

“(a)          Liquidity. The Borrower shall maintain, as of the end of each calendar quarter, Liquidity of not less than $3,000,000. As used herein, “Liquidity” shall mean the sum of (i) cash, (ii) Cash Equivalents, (iii) publicly traded and publicly quoted marketable securities acceptable to Administrative Agent in its reasonable discretion, (iv) undisbursed commitment under secured lines of credit available to Borrower including, without limitation, under this Loan, and (v) the amount, if any, not to exceed $2,000,000, by which accounts receivable of the Borrower exceed accounts payable of the Borrower, net, in connection with any of the foregoing, of any encumbrance, setoff or claim and minus any unsecured Indebtedness of Borrower.”

4.4	INDEBTEDNESS. To reflect the agreement of the parties to permit certain additional Indebtedness, Schedule 6.1(g) of the Loan Agreement is amended to add the following:

Description	Commitment	Collateral

Loan from First Hawaiian Bank	Up to $3,500,000.00	Honolua Store TMK (2) 4-2-4-54

4.5

RELEASE PRICES. To reflect the agreement of the parties to modify release prices for certain Release Parcels, Section 6(d) of the Third Amendment is amended modified to (i) reduce the release price for the Honolua Store (TMK (2) 4-2-4-54) to $1,857,000.00 and (ii) provide that the release price for TMK Lot 3-A-2, (2) 4-2-1-46, commonly referred to as the “Plantation Course Maintenance Facility,” shall be zero.

5.

HAZARDOUS MATERIALS. Without in any way limiting any other provision of this Agreement, Borrower expressly reaffirms as of the date hereof, and continuing hereafter: (i) each and every representation and warranty in the Loan Documents respecting "Hazardous Materials"; and (ii) each and every covenant and indemnity in the Loan Documents respecting "Hazardous Materials."

6.

WAIVERS. In further consideration of Lender entering into this Agreement, Borrower waives, with respect to the Loan, to the fullest extent permitted by law, any and all rights to which Borrower is or may be entitled pursuant to any antideficiency or similar laws, if any, which limit, qualify or reduce Borrower's obligations under the Loan Documents.

7.

NON-IMPAIRMENT. Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition, or covenant contained in any of the Loan Documents or affect or impair any rights, powers, or remedies of Lender, it being the intent of the parties hereto that the provisions of the Loan Documents shall continue in full force and effect except as expressly modified hereby.

8.	MISCELLANEOUS PROVISIONS.

8.1

Notices. All notices, demands, or other communications under this Agreement and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change from time to time by written notice to all other parties to this Agreement). All notices, demands or other communications shall be considered as properly given if delivered personally or sent by first class United States Postal Service mail, postage prepaid, or by Overnight Express Mail or by overnight commercial courier service, charges prepaid, except that notice of Default may be sent by certified mail, return receipt requested, charges prepaid. Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon delivery or refusal; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. For purposes of notice, the address of the parties shall be:

Borrower:	Maui Land & Pineapple Company, Inc. 200 Village Road Lahaina, Hawaii 96761 Attention: Tim Esaki
Lender:	Wells Fargo Bank, National Association Commercial Real Estate Group 1800 Century Park East 12th Floor Los Angeles, CA 90067 Attention: Jessica D. Henning Loan #: 105088
With a copy to:

Wells Fargo Bank, National Association

Minneapolis Loan Center

Commercial Real Estate Loan Services

608 2nd Avenue South, 11th Floor

Minneapolis, Minnesota 55402

MAC N9303-110

Loan #: 105088

Attention: John Haider

Loan Servicing Specialist

Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days notice to the other party in the manner set forth hereinabove.

8.1

No Waiver. No previous waiver and no failure or delay by Lender in acting with respect to the terms of the Note or this Agreement shall constitute a waiver of any breach, default, or failure of condition under the Note, this Agreement or the obligations secured thereby. A waiver of any term of the Note, this Agreement or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

8.2

Severability. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectibility therefore, are declared to be or become invalid, illegal or unenforceable, Lender's obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

8.3	Time. Time is of the essence of each and every term herein.

8.4

Governing Law and Consent to Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by, and construed and enforced in accordance with, the laws of Hawaii without regard to any conflicts of law principles, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within Hawaii having proper venue and also consent to service of process by any means authorized by Hawaii or federal law.

8.5	Joint and Several Liability. The liability of all persons and entities obligated in any manner hereunder and under any of the Loan Documents shall be joint and several.

8.6

Headings. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents.

8.7

Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

8.8	Defined Terms. Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings attributed to such terms in the Loan Agreement.

8.9

Rules of Construction. The word "Borrower" as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for all or any part of the obligations of the named Borrower under the Note and the other Loan Documents. The term "person" as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Agreement is executed by more than one person, the term "Borrower" shall include all such persons. The word "Lender" as used herein shall include Lender, its successors, assigns and affiliates.

8.10

Use of Singular and Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

8.11	Exhibits, Schedules and Riders. All exhibits, schedules, riders and other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

8.12	Inconsistencies. In the event of any inconsistencies between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall prevail.

8.13

Integration; Interpretation. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by Lender in writing.

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be duly executed as of the date first above written.

“ADMINISTRATIVE AGENT AND LENDER”

WELLS FARGO BANK,

NATIONAL ASSOCIATION

By:	/s/ Jessica D. Henning
Jessica D. Henning, Vice President

"BORROWER

"MAUI LAND & PINEAPPLE COMPANY, INC., a

Hawaii corporation

By: /s/ Tim T Esaki

Name: Tim T. Esaki

Title: Chief Financial Officer

By: /s/ Ryan Churchill

Name: Ryan Churchill

Title: President

LEASEHOLD MORTGAGOR CONSENT’S

The undersigned ("Leasehold Mortgagor”) consents to the foregoing Fifth Modification Agreement ("Modification Agreement") and the transactions contemplated thereby and reaffirms its obligations under the Security Instrument (as defined therein).

Without limitation of the foregoing, Leasehold Mortgagor confirms that the Security Instrument continues to secure the Loan as modified and amended by the Modification Agreement, including but not limited to, the payment to Lender of all liability, whether liquidated or unliquidated, defined, contingent, conditional or of any other nature whatsoever, and performance of all covenants and obligations, arising under any Swap Agreement.

Leasehold Mortgagor acknowledges and represents that the Security Instrument is in full force and effect without any defense, counterclaim, right or claim of set-off; and that all necessary action to authorize the execution and delivery of this Consent has been taken. Leasehold Mortgagor hereby represents and warrants that no Default, breach or failure of condition has occurred, or would exist with notice or the lapse of time or both, under the Security Instrument, and that all representations and warranties in the Security Instrument remain true and correct. Since the recordation date of the Security Instrument, Leasehold Mortgagor has not further encumbered the property encumbered thereby (the "Property"), including, without limitation, by entering into any deed of trust, deed to secure debt or mortgage, ground lease, and/or any option to purchase or right of first refusal with respect to the Property. Leasehold Mortgagor represents and warrants that the lien of the Security Instrument is a first lien on the Property and that the Modification Agreement will not cause intervening liens to become prior to the lien of the Security Instrument. If any intervening lien exists or hereafter arises, Leasehold Mortgagor shall cause the same to be released or subordinated to the lien of the Security Instrument without limiting any other right or remedy available to Lender. Leasehold Mortgagor further warrants that Leasehold Mortgagor has no legal or equitable claim which would be prior to the lien of the Security Instrument, or which would entitle Leasehold Mortgagor to a judgment entitling Leasehold Mortgagor to an equitable lien on all or any portion of that property prior in lien to the Security Instrument.

Leasehold Mortgagor further agrees, if requested by Lender, to execute and deliver, in recordable form, an additional document modifying or supplementing the Security Instrument, in form and content acceptable to Lender, to be recorded in the applicable land records and evidencing of record the matters set forth herein.

Leasehold Mortgagor specifically waives any and all rights and defenses that Leasehold Mortgagor may have because Borrower's debt is secured by real property; this means, among other things, that: (1) Lender may collect from Leasehold Mortgagor without first foreclosing on any real or personal property collateral pledged by Borrower; (2) if Lender forecloses on any real property collateral pledged by Borrower, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from Leasehold Mortgagor even if Lender, by foreclosing on the real property collateral, has destroyed any right Leasehold Mortgagor may have to collect from Borrower. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses Leasehold Mortgagor may have because Borrower's debt is secured by real property. This understanding and waiver is made in addition to and not in limitation of any of the existing terms and conditions of the Security Instrument.

Agreed and Acknowledged:

Dated as of: April 25, 2014

"LEASEHOLD MORTGAGOR"

KAPALUA LAND COMPANY, LTD.,

a Hawaii corporation

By:      /s/ Tim T Esaki

Name:      Tim T. Esaki

Title:      Chief Financial Officer

By:      /s/ Ryan Churchill

Name:      Ryan Churchill

Title:      President